-12-

	Exhibit 11 - Computation of per share earnings
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
                           				  Three Months Ended                     Nine Months Ended
				                                October 31                              October 31
                            				  1995          1994                     1995         1994
Earnings per Common & Common Equivalent Share:
Net Earnings                      $43,919    $54,191                   $187,852   $177,295
Weighted Average Shares
     Outstanding                  160,690    159,264                    160,233    153,306
Dilutive Effect of Common
     Stock Equivalents                 76        135                         75        133
Weighted Average Shares,
     as Adjusted                  160,766    159,399                    160,308    153,439
Earnings per Common &
     Common Equivalent Share         $.27       $.34                      $1.17      $1.16

Earnings per Common Share - Assuming Full Dilution:

Net Earnings                      $43,919    $54,191                   $187,852   $177,295
Interest (After Taxes) on
     Convertible Debt               1,907      1,919                      5,661      5,744
Net Earnings, as Adjusted         $45,826    $56,110                   $193,513   $183,039

Weighted Average Shares
     Outstanding                  160,690    159,264                    160,233    153,306
Dilutive Effect of Common
     Stock Equivalents                 75        136                         75        136
Shares Added if All Debt
     Converted                     10,898     10,995                     10,898     10,995
Weighted Average Shares,
     as Adjusted                  171,663    170,395                    171,206    164,437
Earnings per Common Share
     - Assuming Full Dilution        $.27       $.33                      $1.13      $1.11
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